EXHIBIT 10.2

                          EMPLOYMENT AGREEMENT
                          (David M. Schlegel)

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 1st day of August, 1995, by and among David M. Schlegel, a citizen and resident of the State of New Mexico (the "Employee"), Trion, Inc., a corporation organized and existing under the laws of the State of Pennsylvania with its principal office in Sanford, North Carolina ("Trion"), and Envirco Corporation, a corporation organized and existing under the laws of the State of New Mexico with its principal office in Albuquerque, New Mexico (the "Company").
                      W I T N E S S E T H:

     WHEREAS, the Employee is a stockholder of the Company and has been employed by the Company as its President and Chief Executive Officer;

     WHEREAS, the Employee and the other security holders of the Company are selling all outstanding securities of the Company (the "Stock Sale") to Trion pursuant to and upon the terms and conditions set forth in that certain Stock Purchase Agreement dated as of July 28, 1995 by and among Trion, the Company, the Employee and the other security holders of the Company as set forth therein (the "Stock Purchase Agreement");

     WHEREAS, pursuant to the Stock Purchase Agreement, it is a condition to Trion's consummation of the Stock Sale that the Employee enter into this Agreement providing for (i) the continued employment of Employee by the Company for the term and upon the conditions set forth herein, (ii) certain agreements by the Employee not to compete with the Company or Trion during the term of such employment and for a certain period thereafter, and (iii) certain payments to the Employee by the Company and by Trion as additional consideration for the execution and delivery of this Agreement by the Employee;

     WHEREAS, the parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the parties;

     NOW, THEREFORE, for and in consideration of the terms of the Stock Purchase Agreement, and the mutual covenants, conditions and additional consideration set forth herein, the parties, intending legally to be bound, hereby agree as follows:

1. Employment. The Company agrees to continue the employment of the Employee during the Employment Term (as defined in Section 3 hereof). The Employee hereby accepts such employment and agrees to serve the Company as its President and Chief Executive Officer subject to the general supervision and direction of the Board of Directors of the Company (the "Board").

2. Duties. During the Employment Term, the Employee shall perform such services and duties as are customarily associated with the office of the president and chief executive officer and as the Board may from time to time reasonably designate, shall devote the Employee's full time and best efforts to the business affairs of the Company and shall not become engaged as an employee or otherwise in any other business or commercial activities without the prior written consent of the Board. Nothing in this Agreement shall be construed to prohibit Employee from devoting his reasonable time and attention to civic and charitable activities not inconsistent with the business affairs of the Company, and Employee is expressly authorized to continue his involvement with and to devote during normal business hours his reasonable time and attention, as an officer, director or otherwise, to the Asthma and Allergy Foundation of America and to the Association of Commerce and Industry of New Mexico and to receive from the Company reimbursement of his reasonable expenses for so doing; provided, however, in no event shall the total amount of time and attention spent by the Employee in connection with such activities, in the opinion of the Board, prevent or interfere with the Employee's performance of his duties hereunder.

3. Employment Term. The Employee shall be employed by the Company for a period beginning on the date of the closing of the Stock Sale and continuing until August 1, 2000 or until earlier terminated pursuant to Section 5 hereof (the "Employment Term").

4.   Compensation and Benefits.

a) Base Compensation. During the Employment Term, the Company will pay the Employee and annual base salary (the "Base Salary") as compensation for the Employee's services hereunder of $166,397, payable in equal bi-weekly installments or in such other manner to which the parties agree. Any Basic Salary increases shall be in the sole and absolute discretion of the Board based upon his performance and the performance of the Company.

b) Other Compensation. In addition to the Base Salary provided for in Section 4(a) above, during the Employment Term the Company agrees to pay or cause to be provided to the Employee the following benefits:

(1) Bonus Incentive Plan. This plan shall provide for the payment of a cash bonus each fiscal year up to a maximum amount equal to the product of (i) 35%, (ii) 1.5 and (iii ) the Base Salary of the Employee for such fiscal year (the "Maximum Bonus Amount"). The amount payable as cash bonus shall be determined based on the achievement by the Company of certain budget goals for the Company for such fiscal year. The budget goals will be established annually by Trion prior to each fiscal year based on a budget for the Company prepared by the Employee and approved by Trion prior to each fiscal year. The budget goals will have minimum targets and maximum targets. If the Company exceeds the maximum targets, the Maximum Bonus Amount will be paid. If the Company does not exceed the minimum targets, no bonus will be payable. If the Company exceeds the minimum targets, but not the maximum targets, the bonus amount will be prorated. Notwithstanding the foregoing, for the period from March 1, 1995 to December 31, 1995, the following shall apply to determine the amount of cash bonus payable to the

Employee:

(i) from March 1, 1995 to the date of closing of the Stock Sale (the "Closing"), the bonus payable shall be that amount which would otherwise be payable pursuant to the Company's bonus incentive plan in effect prior to such Closing based on the plan and budget goals attached hereto as Exhibit
A, prorated for such period. Any bonus payable will be paid upon completion of the Closing
Balance Sheet contemplated by the Stock Purchase
Agreement.

(ii) from Closing to December 31, 1995, the bonus payable shall be based upon the bonus plan and budget goals for such period as described on the exhibit attached hereto as Exhibit B, prorated for such period.

(2)    Stock Options.  Trion will enter into a Stock Option
Award Agreement with Employee by which the Employee will be eligible for awards of options to purchase up to 100,000 shares of Trion common stock on the following terms and conditions:

a. Options to purchase up to 20,000 shares may be awarded in the period from the Closing to December
31, 1995 and in each of the following four fiscal years beginning January 1, 1996 (each such period or fiscal year an "Option Period").

b. Each option must be exercised within five years of the date of award or it will expire.

c. With respect to each Option Period, no option will be awarded unless the Company has achieved at least a 10% increase in gross revenues and a 10% increase in operating profit for such Option Period over gross revenues and operating profit for the immediately preceding comparable period, with such amounts for both comparison periods to be determined in accordance with generally accepted accounting principles consistently applied. If the performance goals are not met for an Option Period, no option for such Option Period will be granted.

d. With respect to each Option Period, if the Company achieves at least a 20% increase in gross revenues and a 20% increase in operating profit for such Option Period over gross revenues and operating
Profit for the immediately preceding comparable period, options for 20,000 shares shall be awarded.
If the Company achieves at least a 10% increase in both gross revenues and operating profit, but less than a 20% increase in either gross revenues or operating profit, for such Option Period over gross revenues and operating profit for the immediately preceding comparable period, then the number of shared covered by options awarded shall be reduced to an amount equal to 20,000 multiplied by a fraction, (x) the numerator of which is the difference between (A) the lower of the increase in gross revenue and the increase in operating profit and (B) 10%, and (y)the denominator of which is 10%.

e. The exercise price for each share shall be established as the average closing price for Trion common stock for the five business days immediately preceding the date hereof (but in no event less than $6.00 per share).

f. Awards, if any, for an Option Period will be made by April 1 of the following year or earlier if the audited financials of the Company are available.

g. The Stock Option Award Agreement and the right to the award of options thereunder shall automatically terminate upon the Employee's termination of employment with the Company for any reason;
provided, such termination shall not affect any options already granted or options which may be granted pursuant to Section 5(e)(5).

h. The stock to be issued upon exercise of options will be restricted stock and not registered under any applicable federal or state laws. The Employee will be required to execute a certificate and agreement stating that the stock cannot be sold without registration under applicable federal and state securities laws or an exemption therefrom and certifying as to the investment intent of Employee.
Trion agrees to cause the stock to be issued upon exercise of such options to be registered with the Securities Exchange Commission ("SEC") the next time
Trion registers shares with the SEC in connection
With its benefit plans.

i.     The number of shares covered by the Stock Option
Award Agreement, including the number of shares covered by options outstanding and by options not yet awarded, shall be increased or decreased in the same proportion as the total of the outstanding shares of common stock of Trion is increased or decreased as the result of any stock split.
Similarly, the exercise price for each option shall Be reduced or increased in the same proportion as the total of the outstanding shares of Trion is increased or reduced by any stock split.

(3) Trion Incentive Stock Option Plan. Employee will be entitled to participate in the Trion Incentive Stock
Option Plan adopted in 1995 on the same terms and conditions contained in that plan on the date thereof.

(c) Fringe Benefits. During the Employment Term, the Company shall provide to the Employee all benefits which are generally available to other employees of the Company similarly situated on a basis consistent with the terms and conditions of such benefits. In addition, the Company shall provide to the Employee (i) an automobile allowance of $1,680.00 per month or, at the option of the company, maintenance by the Company of the automobile currently provided by the Company for Employee and payment of operating expenses in accordance with past practices and (ii) payment of dues and other items to the country club to which Employee currently belongs in accordance with his current arrangement.

(d) Withholding. The compensation provided to the Employee pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws.

(e) Indemnification. The employee will be provided with indemnification provided to officers and directors of the Company in effect on July 1, 1995 or as otherwise may be set forth in the bylaws of the Company. Nothing in this subparagraph (e) shall diminish or alter the effect of the Employee's absolute waiver of any right of indemnification by the Company as set forth in Section 9.9 of the Stock Purchase Agreement. The indemnification provided pursuant hereto shall be in lieu of and shall supersede the indemnification Agreement between the Employee and the Company dated July 20, 1995.

5. Termination. The employment Term is subject to earlier termination as follows:

(a) Termination For Cause. The Company shall have the right immediately to terminate the Employee's employment with the Company, by giving written notice to the Employee for any of the following reasons, each of which shall be deemed to be "For Cause": (i) any material breach by the Employee, for whatever reason, of any provision of this Agreement; (ii) failure by the Employee to follow reasonable instructions or directions from the Board relating to the performance of his or her duties hereunder; (iii) any material violation by the Employee of any written or verbal employment policy established from time to time by the Board; (iv) intentional misappropriation by the Employee of funds or property of the Company; (v) illegal use or distribution of drugs or chronic alcohol abuse; (vi) commission by the Employee of an act of fraud upon, or materially evidencing bad faith, dishonesty or disloyalty toward, the Company; or (vii) conviction of a felony or misdemeanor involving moral turpitude.

(b) Termination Without Cause. After the third anniversary of the date hereof, the Company shall have the right to immediately terminate the Employee's employment upon thirty (30) days' prior written notice to Employee of Termination Without Cause.
For purposes hereof, "Termination Without Cause" means termination by the Company for any reason other than termination due to Disability (hereinafter defined) or termination "For
Cause." In the case of such termination, the Company shall continue to pay to the Employee his Base Salary then in effect for a period of the lesser of (i) 24 months or (ii) the remaining Employment Term. The amount payable by the Company shall be reduced by the gross earnings of the Employee earned during the period such payments are payable by the Company. On request, the Employee shall certify to the Company the amount of such earnings. For purposes hereof, gross earnings of the Employee shall be those earnings subject to the Medicare portion of the Federal Self Employment Tax.

(c) Death of the Employee. The Employment Term shall terminate immediately upon the death of the Employee.

(d) Disability of the Employee. The Employment Term shall terminate upon the 180th day of the Disability of the Employee. For purposes hereof, "Disability" shall have the meaning ascribed to such term in the Company's existing long-term disability plan.
The Employee agrees to submit, at the Company's expense, such medical evidence regarding such disability or infirmity as is reasonably requested by the Company.

(e)   Earned Compensation and Benefits.  Upon termination of this
Agreement prior to the end of the Employment Term, the Employee's compensation and benefits provided for in Section 4 shall be prorated and paid to the Employee, his heirs, Successors and assigns, as follows:

(1) Base Salary shall be paid to the end of the month in which termination occurs in accordance with Section 4(a):

(2) Earned by unpaid cash incentive bonus, if any, for the most recent fiscal year ending prior to the termination date shall be paid as provided in Section 4(b)(1).

(3) Any cash incentive bonus payable under Section 4(b)(1) for the fiscal year in which termination occurs shall be determined as set forth in Section 4(b)(1),provided that the period during which such performance goals shall be measured shall be the period of employment during such year compared, if applicable, to performance during the comparable period in the previous year. Such cash bonus, if any, shall be prorated for the period of employment and shall be payable at the time such amounts would otherwise be payable if the Employee was employed for the entire fiscal year.

(4) Stock options payable pursuant to Section 4(b)(2) for the most recent Option Period ending prior to the termination date, if any, shall be awarded as provided in Section
4(b)(2).

(5) Any stock options payable under Section 4(b)(2) for the fiscal year which the termination occurs shall be determined as set forth in Section 4(b)(2), provided that the Option Period shall be the period of employment during such year and shall be compared to the comparable period in the preceding year. The number of such stock options, if any, to be granted shall be prorated for the period of employment and shall be granted at the time such grants would otherwise be made if the Employee was employed for the entire fiscal year.

Except for the payment of any earned but unpaid salary due at the time of termination of the Employment Term, any payment required under subparagraphs (b) or (e) herein, and the continuation of benefits as provided by law or the Company's benefit plans applicable to the Employee, the Employee shall not be entitled to receive any additional compensation of any kind from the Company upon termination of the Employment Term.

6. Non-Competition. For and in consideration of this Agreement, the continued employment of Employee and the additional consideration set forth in Section 7 hereof, the Employee agrees that, unless specifically authorized by the Company in writing, he will not, during any period in which he is employed by the Company and for a period of two (2) calendar year(s) after the termination or end of the Employee's employment with the Company (whatever the reason for the end of the employment relationship):


(a) Solicit, encourage or support any employee of the Company to leave the employment of the Company;

(b) Solicit, encourage or support any supplier of goods or services to the Company to reduce the amount of business with the Company;

(c) Solicit, encourage or support any "Company Customer" (as defined below)to reduce the amount of or to not do business with the Company;

(d) Serve as an employee, agent, officer, consultant, advisor, or director of, or own any interest in (other than as beneficial owner of not more than five percent (5%) of the outstanding shares of a class of equity security of a corporation or other entity, which class of equity securities is registered pursuant to the Securities Exchange Act of 1934, as amended), any entity that engages in "Competitive Activity" with the Company;

(e) Engage in any "Competitive Activity" (as defined below) with any "Company Customer" (as defined below): or

(f) Engage in any "Competitive Activity" (as defined below) with the "Restricted Territory" (as defined below).

"Competitive Activity" means the business of the manufacture, sale, service or development of indoor air quality equipment, products, or applications which are competitive with products manufactured, sold, serviced or developed by the Company or Trion.

"Company Customer" means any company or individual customer of the Company, Environmental Air Control, Inc. ("Environmental") or Trion who purchased products or services from the Company, Environmental or Trion during the Employee's employment with the Company or Environmental.

"Restricted Territory" means the territory in which the Company, Environmental, or Trion conducted its business during the last three years of Employee's employment with the Company or Environmental.

The Employee further agrees that during any period in which he is employed with the Company, he will not engage in any "Competitive
Activity" (as defined above) individually or with any company or individual other than the Company.

The Employee acknowledges that the restrictions placed upon him by this
Section 6 are reasonable given the nature of the Employee's position with the Company that involves overall management of the Company wherever it does business, the area in which the Company markets its products and services, and the additional consideration provided by the Company to the Employee pursuant to this Agreement. Specifically, the Employee acknowledges that the length of the covenant not to compete is reasonable and that the definitions of "Competitive Activity," "Restricted Territory" and "Company Customer" are reasonable.

The Employee acknowledges that all of the provisions of this Section 6 are fair and necessary to protect the interests of the Company. Accordingly, the Employee agrees not to contest the validity or enforceability of this Section 6 and agrees that if any court should hold any provision of this Section 6 to be unenforceable, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision or subsection is held to be over broad as written, the Employee agrees that a court should view the above provisions and subsections as separable and uphold those separable provisions and subsections deemed to be reasonable.

     7. Additional Consideration. As additional consideration for the Employee's execution of this Agreement and the covenant not to compete contained herein, the Company agrees to pay the Employee, his heirs, successors or assigns the sum of $50,000, to be paid on the date hereof as payment for the covenant not to compete. The Company further agrees to pay the Employee, his heirs, successors or assigns $50,000 per year for a period of four years for his execution of this agreement, to be paid on the first day of August of each year, commencing August 1, 1996, until August 1, 1999.

     8. Company Information. The employee acknowledges and agrees that all sales files, customer records, customer lists, and reports used, prepared or collected by him are the property of the Company and agrees that, in the event of the end of his employment with the Company for any reason, he will return and make available to the Company prior to the last day of his employment all sales files, customer records, customer lists, and reports in his possession.

     9. Confidentiality. For an in consideration of the terms of this Agreement, the Employee agrees to the following for the protection of the Company:

(a) During the term of the Employee's employment with the Company and for perpetuity after the Employee's separation of employment with the Company, for whatever reason, the Employee agrees that he will not, without prior written approval by the Company:
(1) misappropriate, (2) use for the purpose of competing with the Company, either directly or indirectly, (3) disclose to any third party, either directly or indirectly, or (4) aid anyone else in disclosing to any third party, either directly or indirectly, all or any part of any "Confidential Information" (as that term is defined below).

(b) "Confidential Information" mean: (1) any Company information regarding a "Company Customer" (as that term is defined above), including but not limited to customer lists, contracts, information, requirements, billing histories, needs and products or services provided by the Company to such customers; or (2) all financial information concerning the Company, including but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions and salaries paid to employees, sales data and projections, cost analyses and similar information; or (3) all sources and methods of supply to the Company, including but not limited to contracts and similar information; or (4) all plans and projections for business opportunities for new or developing business of the Company; or (5) all information relating to the Company's prices, costs, rebates, research and development activities, service performance, financial data and operating results, employee lists, personnel matters and other confidential or proprietary information, designs, patents, ideas and trade secrets.

"Confidential Information," however, shall not mean or apply to any information or materials to the extent that the same (1) is now in, or later enters, the public domain through no fault of the Employee, (2) was known to the Employee prior to the disclosure by the Company or Environmental or Trion and such knowledge can be supported by written documentation supplied by the Employee, or
 (3) was rightfully obtained by the Employee from a third party in rightful possession of such information.

10. Inventions and Improvements. The Employee agrees that the Company and not the Employee shall be the owner of all right, title and interest in any apparatus, products, processes, systems, methods, means, or other intellectual creations or innovations, including improvements or changes in or to any of the foregoing, whether patentable or unpatentable, relating to the business, products, services, or investigations of Company, and any and all designs, functions, techniques, and procedures relating thereto
(hereinafter referred to as "Inventions and Improvements").
Employee agrees to promptly and fully assign to Company all rights title and interests in and to all Inventions and Improvements made or conceived by Employee during the Employment Term. Employee further agrees to cooperate with and assist Company in its obtaining, for its benefit, patents or similar invention-protection rights in the United States and/or foreign countries with respect to Inventions and Improvements made or conceived by Employee;

(ii) in any legal or administrative proceedings relating to such Inventions and Improvements or patents or similar invention-protection rights pertaining thereto; and (iii) by executing and delivering any and all documents, instruments, and writings of every kind and nature as may be necessary or desirable for Company to obtain, perfect, or protect its rights hereunder or to accomplish the purposes hereof.

     11. Enforcement; Arbitration. In the event of any breach or threatened breach of Sections 6, 8, 9 or 10 of the Agreement by the Employee, the Company shall be entitled to an injunction, without bond, restraining such breach, and costs and attorney's fees relating to any such proceeding or any other legal action to enforce those sections of the Agreement, but nothing herein shall be construed as prohibiting the Company from pursuing other remedies available to it for such breach or threatened breach. The Employee also agrees that the Company may disclose this Agreement to any person or entity who, at any time during the Employee's employment with the Company or for a period of two (2) years after the Employee's employment with the Company, employs or considers employing the Employee.

     Except for claims barred by the applicable statute of limitations (which may not be pursued by the parties) and except for claims for injunctive relief (which may be pursued in federal or state court or by arbitration), the parties agree that any and all disputes between them which cannot be amicably settled shall be determined solely and exclusively by arbitration administered by the American Arbitration Association under its rules for such disputes at its office in Albuquerque, New Mexico and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree to share equally the costs and expenses associated with the arbitration.

     12. Working Facilities. During the period the Employee is employed by the Company, the Employee shall be furnished with an office and secretarial help and such other facilities and services within the greater Albuquerque, New Mexico area (i.e., within 50 miles of the city limits of Albuquerque) as are suitable for Employee's position and adequate for the performance of his duties.

     13. Expenses. The Employee is authorized to incur reasonable and necessary expenses incident to promoting the business of the Company, in such amounts and in accordance with such policies, statements, and directives as may, from time to time, be promulgated by the Company and upon the presentation by the Employee of such itemized accounts of such expenditures supported by the usual and customary vouchers or receipts as the Company's policy may require.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors, assigns, heirs and personal representatives; provided, however, that the Employee may not assign any of his rights, title or interest in this Agreement.

     15. Applicable Law. The parties agree that this Agreement shall be construed in accordance with the laws of the State of New Mexico.

     16. Waiver of Breach. No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party. No waiver shall be valid unless in writing and assigned by the party waiving any particular provision.

     17. Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it shall have the power to reduce the duration, scope and/or area of such provisions and/or to delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

     18. Notices. All notices, requests, demands and other communications (collectively, "Notices") that are required or may be given under this Agreement shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or any other reputable overnight delivery service, one day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, seven (7) business days after mailing. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All Notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provision of this Section):

     (a)    If to the Employee:

            David M. Schlegel
            11412 Woodmar Lane, N.E.
            Albuquerque, New Mexico 87111

     (b)    If to the Company:

            Envirco Corporation
            6701 Jefferson N.E.
            Albuquerque, New Mexico 87109
            Attention:  Steven L. Schneider

            with a copy to:

            Trion, Inc.
            101 McNeill Road
            Sanford, North Carolina 27331
            Attention:  Steven L. Schneider


     (c)    If to Trion:

            Trion, Inc.
            101 McNeill Road
            Sanford, North Carolina 27331
            Attention:  Steven L. Schneider

     19. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties and shall supersede any other agreement between the Employee and the Company or its predecessors concerning the subject matter hereof. Except as otherwise provided herein, this Agreement shall not be altered, modified or in any way changed, except in writing signed by the Employee and the Company.

     20. Counterparts. This agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which, together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto set their hand and seal as of the dates indicated below:

WITNESS:
/s/-------                                      /s/David M. Schlegel
Date:  7/28/94                                     Employee

                                                     TRION, INC.
                                               /s/Steven L. Schneider
                                               President and CEO

ATTEST:                                              ENVIRCO CORPORATION
/s/------                                     /s/Elmer A. Erickson
Date:  8/1/95                                    CFO V.P. Finance